Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

GERMANTOWN, MD, November 9, 2020 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended September 30, 2020.

Recent Highlights & Accomplishments:

•	Reinitiated Eversense® new patient sales and marketing activities in the U.S. with Ascensia Diabetes Care on October 1, 2020

•	Submitted Premarket Approval (PMA) supplement application for the extension of the wearable life of the Eversense CGM System for up to 180 days to the United States Food and Drug Administration (FDA)

•	Announced PROMISE study accuracy results for the 180-day Eversense product, demonstrating mean absolute relative difference (MARD) matching the performance of the current 90-day Eversense system of 8.5%-9.6%

•	Continued efforts to expand patient access resulted in positive coverage decisions representing approximately 80% of covered lives in the U.S. This includes Medicare patients following the issuance of Local Coverage Determinations from all Medicare Administrative Contractors ahead of the 2021 Medicare Physician Fee Schedule Proposed Rule that will provide national coverage for implantable CGMs

•	Generated third quarter 2020 revenue of $767 thousand driven by increased sensor reinsertions and supply orders from existing patients compared to the second quarter of 2020

•	Reduced third quarter operating expenses by $18.9 million, compared to the prior year period, due to the execution of cost reduction actions and the streamlined operational focus implemented in late March 2020

•	Entered into a $12.0 million equity line of credit with Energy Capital

“In the third quarter we continued to efficiently support Eversense users who understand the heightened importance of glycemic control amid this pandemic. At the start of the fourth quarter we initiated commercial activity with Ascensia. Following a successful training program, the Ascensia sales force is now calling on Eversense prescribers in pursuit of new commercial and Medicare patients,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “We believe the organizational changes for Senseonics resulting from the worldwide strategic commercial collaboration, in combination with additional cost reduction initiatives, will continue to drive expense and cash burn reductions in the future. Investment and resources are focused on the approval of the 180-day Eversense system in the U.S. and driving the development of the 365-day product where we are making great strides with configuration optimization. Following our PMA supplement submission and the early efforts with Ascensia we are excited and well positioned for a potential launch of the 180-day product in the first half of next year. We continue to drive execution across the company, including our product development and commercialization efforts with our partner Ascensia, while supporting our approximately 5,000 active patients globally. With our strategic partnership set we believe we are continuing to build a compelling value proposition for patients with diabetes.”

Anticipated Key Milestones:

Q1 2021 – Proposed Medicare National Payment Schedule

Q1 2021 – Initiation of commercial activities outside of the U.S. by Ascensia

H1 2021 – Expected decision on approval of 180-day Eversense product by FDA

H1 2021 – Planned IDE approval of 365-day Eversense clinical trial by FDA, including pediatric population

H2 2021 – Planned enrollment of 365-day Eversense clinical trial

Third Quarter 2020 Results:

In the third quarter of 2020, revenue was reduced due to the temporary suspension of commercial operations in March in the U.S. following restructuring of the organization to preserve cash, as well as the effects of temporary patient deferments resulting from the global pandemic. Total net revenue for the quarter was $767 thousand compared to total net revenue of $4.3 million for the third quarter of 2019. U.S. net revenue was $509 thousand after accounting for gross to net adjustments. Net revenue outside the U.S. was $258 thousand due to the deferral of orders by Roche.

Third quarter 2020 gross profit increased by $4.2 million year-over-year, to $835 thousand. The positive gross margin in the quarter was primarily due to the ability to fill resupply orders with existing written off inventory as existing patient reinsertion rates were above the expectations established in the first quarter of 2020 amid the onset of the COVID-19 pandemic.

Third quarter 2020 sales and marketing expenses decreased by $8.3 million year-over-year, to $3.2 million. The decrease was primarily due to the recent changes in commercial activities.

Third quarter 2020 research and development expenses decreased by $6.5 million year-over-year, to $4.6 million. The decrease was primarily driven by lower clinical study costs and personnel related expenses.

Third quarter 2020 general and administrative expenses increased by $0.1 million year-over-year, to $5.5 million. The increase was primarily due to an increase in stock-based compensation expenses.

Net loss was $23.4 million, or $0.10 per share, in the third quarter of 2020, compared to $19.5 million, or $0.10 per share, in the third quarter of 2019. Net loss increased by $3.9 million due to a $22.9 million increase to other expenses primarily related to the accounting of the company’s financings partially offset by a $18.9 million decrease in loss from operations.

As of September 30, 2020, cash, cash equivalents and restricted cash were $26.4 million and outstanding indebtedness was $123.4 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, November 9, 2020, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information: Dial in number: 888-243-4451 Entry Number: 4128608 International dial in: 412-542-4135	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the potential benefits of the Ascensia commercialization and collaboration agreement, including future expense and cash burn reductions, potential coverage decisions, the potential approval and commercial launch of the 180-day Eversense system in the United States, the development of the 365-day product, the timing of future key milestones, including the proposed Medicare Physician Fee Schedule Proposed Rule, the initiation of commercial activities outside of the U.S. by Ascensia, the expected decision on approval of the 180-day Eversense product by FDA, the planned IDE approval of the 365-day Eversense clinical trial by FDA and the planned enrollment of the 365-day Eversense clinical trial, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes, uncertainties inherent in the commercial launch and commercial expansion of the product, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, the necessity of receiving stockholder approval that will be required in order to raise all of the capital pursuant to the preferred stock and certain debt transactions described in this release, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2019, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

Investors@senseonics.com

Senseonics Media Contact:

Mirasol Panlilio

301-556-1631

Mirasol.panlilio@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,192	$95,938
Restricted cash	200	—
Accounts receivable, net	250	3,239
Accounts receivable - related parties	251	7,140
Inventory, net	4,284	16,929
Prepaid expenses and other current assets	4,588	4,512
Total current assets	35,765	127,758

Purchase put option	4,224	—
Deposits and other assets	2,409	3,042
Property and equipment, net	1,665	2,001
Total assets	$44,063	$132,801

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$949	$4,285
Accrued expenses and other current liabilities	9,153	18,636
Term Loans, net	—	43,434
2025 Notes, net	—	60,353
Total current liabilities	10,102	126,708

Long-term debt and notes payables, net	59,649	11,800
Derivative liabilities	24,590	664
Other liabilities	1,693	2,278
Total liabilities	96,034	141,450

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 3,000 shares and 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019	2,811	—
Total temporary equity	2,811	—

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value per share; 450,000,000 shares authorized; 244,238,638 and 203,452,812 shares issued and outstanding as of September 30, 2020 and December 31, 2019	244	203
Additional paid-in capital	491,853	464,491
Accumulated deficit	(546,879)	(473,343)
Total stockholders' deficit	(54,782)	(8,649)
Total liabilities and stockholders’ deficit	$44,063	$132,801

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue, net	$514	$959	$761	$3,678
Revenue, net - related parties	253	3,360	303	8,671
Total revenue	767	4,319	1,064	12,349
Cost of sales	(68)	7,659	21,006	23,552
Gross profit (loss)	835	(3,340)	(19,942)	(11,203)

Expenses:
Sales and marketing expenses	3,234	11,560	17,521	38,573
Research and development expenses	4,568	11,076	15,726	28,688
General and administrative expenses	5,501	5,388	15,635	17,321
Operating loss	(12,468)	(31,364)	(68,824)	(95,785)
Other (expense) income, net:
Interest income	1	519	173	1,556
Loss on extinguishment and issuance of debt	(9,527)	(398)	(20,458)	(398)
Interest expense	(3,632)	(3,460)	(11,560)	(7,459)
Debt issuance costs	(931)	(3,344)	(1,216)	(3,344)
Gain on fair value and change in fair value of derivatives	3,520	19,186	29,069	26,147
Other expense	(391)	(638)	(720)	(655)
Total other (expense) income, net	(10,960)	11,865	(4,712)	15,847

Net loss	(23,428)	(19,499)	(73,536)	(79,938)
Total comprehensive loss	$(23,428)	$(19,499)	$(73,536)	$(79,938)

Basic and diluted net loss per common share	$(0.10)	$(0.10)	$(0.33)	$(0.43)
Basic and diluted weighted-average shares outstanding	236,519,812	197,223,419	220,250,060	183,804,257